Exhibit 99.4

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

September 10, 2013

Special Committee of the Board of Directors
Apple REIT Seven, Inc.
814 East Main Street
Richmond, VA 23219

Members of the Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 6, 2013, to the Special Committee of the Board of Directors of Apple REIT Seven, Inc. (“Apple Seven”) as Annex J to, and to the reference thereto under the headings “SUMMARY TERM SHEET — Opinion of Apple Seven’s Financial Advisor,” “THE MERGERS – Background of the Mergers,” “THE MERGERS – Apple Seven’s Reasons for the Mergers”, “THE MERGERS – Opinion of Apple Seven’s Financial Advisor” and “THE MERGERS – Projected Financial Information of Apple Seven, Apple Eight, Apple Nine and the Combined Company” in, the joint proxy statement/prospectus relating to the proposed merger involving Apple Seven, Apple REIT Eight, Inc. and Apple REIT Nine, Inc. (“Apple Nine”), which joint proxy statement/prospectus forms a part of Apple Nine’s Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED